Exhibit 99.1

American States Water Company Announces Third Quarter 2003 Results

San Dimas, California, October 30, 2003. American States Water Company today reported basic and fully diluted earnings of $0.51 per common share for the third quarter of 2003 as compared to basic earnings of $0.50 per common share reported for the third quarter of last year, an increase of 2.0%.

Basic and fully diluted earnings for the twelve months ended September 30, 2003 were reported at $1.13 per common share as compared to basic earnings of $1.29 per share reported for the same period ended September 30, 2002, a decrease of 12.4%.

Commenting on the results as of September 2003, President and Chief Executive Officer Floyd E. Wicks said, “Our third quarter results continue to reflect the cooler weather conditions experienced this year in the Company’s service areas as compared to the same time periods last year, resulting in a decrease in water demand. This decrease was offset by the effects of rate increases for Region II of our Southern California Water Company (“SCW”) unit that went into effect early this year. SCW’s Region III general rate case application with the Public Utilities Commission of the State of California (“CPUC”) is still pending the CPUC’s decision on certain issues. We continue to anticipate those rate increases to be in effect in early 2004. The pursuit of additional and timely general rate case applications and advice letter approvals from the CPUC will continue to be the focus of our activities.”

Third Quarter 2003 Results – The Company reported operating income for the third quarter of 2003 of $12.2 million and net income of $7.8 million as compared with operating income of $11.9 million and net income of $7.6 million for the third quarter of 2002.

Total operating revenues for the third quarter of 2003 increased by 3.4% to $63.7 million as compared to the $61.6 million recorded in the third quarter of 2002 primarily due to two rate increases for SCW’s Region II effective in early 2003, partially offset by a 2.8% decrease in water consumption resulting from cooler temperatures in most of SCW’s service areas.

Total operating expenses increased by 3.6% to $51.5 million for the third quarter of 2003 as compared to the $49.7 million recorded for the same period in 2002 due to (i) increases in administrative and general expenses, (ii) an increase in supply costs, and (iii) a $420,000 unrealized loss on purchased power contracts. Offsetting these increases are decreased taxes on income and maintenance expense.

Interest charges increased by 2.9% to $4.5 million for the quarter ended September 30, 2003 as compared to interest charges of $4.4 million for the quarter ended September 30, 2002 due primarily to an increase in short-term borrowings during the 2003 quarter.

Twelve Month 2003 Results – The Company reported operating income of $35.1 million and net income of $17.2 million for the twelve months ended September 30, 2003 compared with operating income of $36.7 million and net income of $19.6 million for the twelve months ended September 30, 2002.

Total revenues for the twelve months ended September 30, 2003 increased by 2.7% to $212.5 million as compared to $206.8 million reported for the same period in 2002. The increase was due primarily to various rate increases in SCW’s Region II and Bear Valley Electric division. The rate increases were partially offset by a slight decrease in water consumption as well as the termination of a surcharge, which was authorized to decrease the balancing account under-collection in SCW’s Region II and expired in December 2001.

Total operating expenses for the twelve months ended September 30, 2003 increased by 4.2% to $177.4 million from the $170.2 million reported for the same period in 2002. The increase was due principally to increased supply costs and a net pre-tax unrealized loss of $1.7 million on SCW’s purchased power contracts. The increases were offset by a decrease in administrative and general expenses reflecting the reversal of the remaining reserve of $6.5 million in the fourth quarter of 2002 for potential non-recovery of electric power costs incurred to serve customers at SCW’s electric division, as well as lower taxes on income.

Interest charges increased by 6.5% to $18.2 million for the twelve months ended September 30, 2003 as compared to $17.1 million for the twelve months ended September 30, 2002 due primarily to the issuance of $50 million in long-term debt by SCW in December 2001.

Other – Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause the actual results to differ materially include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

American States Water Company is a holding company that, through its subsidiaries, provides water service to 1 out of 30 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California and to approximately 12,000 customers in the city of Fountain Hills, Arizona and portions of Scottsdale, Arizona. The Company distributes electricity to approximately 22,000 customers in the Big Bear recreational area of California, and contracts with various municipalities and private entities in both California and Arizona to provide services to an additional 97,000 customers.

CONTACT:	McClellan Harris III
Sr. Vice President and Chief Financial Officer
Telephone: (909) 394-3600, ext. 705

American States Water Company
Consolidated

Comparative Condensed Balance Sheets (in thousands)

	September 30,	September 30,
	2003	2002

	(Unaudited)
Assets
Utility Plant-Net	$584,372	$558,394
Other Property and Investments	22,035	24,000
Current Assets	49,922	51,925
Deferred Charges	66,879	61,506

	$723,208	$695,825

Capitalization and Liabilities
Capitalization	$447,525	$457,953
Current Liabilities	84,187	59,857
Other Credits	191,496	178,015

	$723,208	$695,825

Condensed Statements of Income (in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

		(Unaudited)
Operating Revenues	$63,725	$61,612	$212,523	$206,842

Operating Expenses:
Operations	$38,054	$35,311	$130,551	$120,857
Maintenance	2,181	2,546	9,636	9,206
Unrealized loss on purchased power contracts	420	—	1,676	—
Depreciation and amortization	4,944	4,622	19,410	18,216
Taxes on income	3,915	5,207	8,293	14,228
Property and other taxes	2,032	2,062	7,824	7,654

Total operating expenses	$51,546	$49,748	$177,390	$170,161
Net operating income	$12,179	$11,864	$35,133	$36,681
Other Income	128	157	224	39
Interest Charges	4,511	4,382	18,201	17,087

Net Income	$7,796	$7,639	$17,156	$19,633
Dividends on Preferred Shares	—	—	—	(50)

Earnings Available for Common Shareholders	$7,796	$7,639	$17,156	$19,583

Weighted Average Shares Outstanding	15,202	15,154	15,192	15,131

Earnings Per Common Share	$0.51	$0.50	$1.13	$1.29

Weighted Average Fully Diluted Shares	15,244	15,170	15,222	15,146

Fully Diluted Earnings Per Share	$0.51	$0.50	$1.13	$1.29

Dividends Paid Per Common Share	$0.221	$0.217	$0.884	$0.868